Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is made and entered into as of this 20th day of February, 2008, by and among Cybermedx Medical Systems, LLC, a Texas limited liability corporation having its principal place of business at 34145 Pacific Coast Highway, Ste 163 - Dana Point, CA 92629 ("Seller"), WiFiMed Holdings Company, Inc., a Nevada corporation, having its principal place of business at 2000 RiverEdge Drive, Suite GL 100A, Atlanta, GA 30328 ("Buyer Parent Company"), Cybermedx Medical Systems, Inc., a Georgia Corporation having its principal place of business at 2000 RiverEdge Drive, Suite GL 100A, Atlanta, GA 30328  ("Buyer"), Ronald R. Barnett ("Barnett") and Micro Technology Services, Inc. ("MITSI," collectively with Barnett, "Unit Holders").  (Seller, Buyer Parent Company, Buyer and Unit Holders are hereinafter each referred to as a "Party", collectively as the "Parties."  Buyer and Buyer Parent Company are hereinafter referred to collectively as the "Buyer Parties.")  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, Seller owns, operates and engages in the business related to (i) the development, use, licensing, marketing, sale, implementation, training, support and error correction of the Technologies (defined below);

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the assets and rights used in or related to the operation or conduct of the Business on the terms and conditions set forth in this Agreement (the "Acquisition");

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1 DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases, shall have the following meanings and terms elsewhere defined in context shall have the meanings there assigned:

"Acquired Assets" shall have the meaning set forth in Section 2.1.

"Acquired Customer Contracts" means all of Seller's contracts (including but not limited to oral, implied, and executory contracts) with End-User Customers to deliver products and services of the Business.

"Acquired Channel Partner Contracts" means all of Seller's contracts with its Channel Partners to deliver products and services of the Business.

"Acquisition" shall have the meaning set forth in the recitals.

"Acquisition Shares" shall have the meaning set forth in Section 3.1.

"Adjustment Value" shall have the meaning set forth in Section 3.5.

"Ancillary Agreements" means the Bill of Sale attached hereto as Exhibit A; the Officer's Certificates attached hereto as Exhibits B and C; the Description of Technologies attached hereto as Exhibit D; and the Acknowledgement, Certification and Agreement of  Micro Technology Services, Inc. attached hereto as Exhibit E.

"Balance Sheets" has the meaning set forth in Section 4.2.

"Bill of Sale" means the Bill of Sale, Assignment and Assumption Agreement attached hereto a Exhibit A.

"Business" shall have the meaning set forth in the recitals.  Business of the Seller does not include any warranties on hardware or other goods delivered to customers prior to Closing.

"Claim Notice" has the meaning set forth in Section 9.6.

"Channel Partners" means Seller's active resellers, value added resellers, and distributors, as disclosed in Seller's Due Diligence Postings.

"Closing" has the meaning set forth in Section 8.1.

"Closing Date" has the meaning set forth in Section 8.1.

"Competitive Restriction Rights" means all contractual or common-law rights of Seller to prevent any of Seller's present or former employees, consultants, independent contractors, business associates, or prospective business associates from (a) competing with the Business or engaging in a business competitive with the Business as an employee, investor, consultant, etc.; (b) disclosing any trade secrets or confidential information relating to the Business; (c) violating any of Seller's Intellectual Property rights; (d) soliciting on behalf of a business competitive with the Business, any customer of the Business; or (e) soliciting for other employment, any persons employed by the Business.

"Contemplated Transactions" means (a) the acquisition of the Acquired Assets by Buyer from Seller and the payment of the Purchase Consideration therefore; (b) the execution, delivery and performance of the Ancillary Agreements, and (c) the performance by the Parties of their other covenants and obligations under this Agreement and the Ancillary Agreements.

"Dispute Notice" has the meaning set forth in Section 9.5.

"Due Diligence Postings" means the documents posted by Seller to Buyer's ftp site:  ftp.jmjtech.com and written documents delivered to Kane St. John or an officer or director of Buyer Parent Company prior to the Closing Date.  Any and all of Due Diligence Postings shall be considered a disclosure by Seller to Buyer regardless of the folder in which it was posted.

"End-User Customer" means a Person who has purchased one or more of the items or a component of an item from among the Technologies, or to whom or which Seller is contractually obligated to deliver one or more of the items or a component of an item from among the Technologies.

 "GAAP" means United States generally accepted accounting principles in effect from time to time, consistently applied.

"Governmental Entity" means: (i) any nation, state, county, city, town, village, district or other jurisdiction; (ii) any federal, state, local, municipal, foreign, or other government; (iii) any federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or other tribunal); (iv) any multi-national or supra-national organization or body; (v) any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any court or arbitrator; (vi) any self-regulatory organization or (vii) any official of any of the foregoing.

"Indebtedness" means, with respect to any Person,

(i)                   any obligation of such Person, contingent or otherwise, (A) for borrowed money, (B) for all or part of the purchase price or cost of any type of property or services, (C) evidenced by notes, bonds, debentures or other similar instruments, (D) created or arising under any conditional sale or other title retention agreement with respect to real or personal property or other assets acquired by such Person, (E) as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (F) under acceptance, letter of credit or similar facilities, (G) to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other securities, (H) for accounts payable other than trade accounts payable incurred in the Ordinary Course of Business, (I) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (J) in connection with any factored or sold receivables,

(ii)                 all obligations (as described in clauses (i)(A) through (i)(J) above) of others guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (B) to purchase, sell or lease (as lessee or lessor) any real or personal property or other assets, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligations or to assure the holder of such obligations against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for any real or personal property or other assets or services irrespective of whether such real or personal property or other assets is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and

(iii)                all obligations (as described in clauses (i)(A) through (i)(J) above) secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any real or personal property or other assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations.

"Indemnified Party" has the meaning set forth in Sections 9.5 and 9.6.

"Indemnifying Party" has the meaning set forth in Sections 9.5 and 9.6.

"Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all Source Code and object code), firmware, development tools, flow charts, annotations, all databases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how, working papers, and all pending or abandoned or suspended applications for and registrations of patents, utility models, trademarks, service marks, copyrights, section 510(k) pre-market certification approval under the Federal Food, Drug, and Cosmetic Act, as amended, and the right to sue for past infringement, if any, in connection with any of the foregoing.

"Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts which are actually known after due inquiry by the president, chief financial officer, general counsel, or any or senior manager of such Person after making reasonable inquiry and exercising reasonable diligence with respect to the matter at hand.

"Law" means any law, statute, common law, rule, code, executive order, ordinance, regulation, requirement, ruling or judgment of any Government Entity or any order, writ, injunction or decree, whether preliminary or final, entered by any Government Entity.

"Leased Real Property" has the meaning set forth in Section 4.17.

 "License" means any agreement to which a Seller is a party that entitles any other party (a "Licensee") to possess or use any of the Software.

 "Liens" means any mortgage, lien, pledge, charge, security interest, restriction, encumbrance of any kind, or deferred payment obligations.

"Maintenance Obligations" means the contractual obligations owed to End-User Customers in the Ordinary Course of Business of Seller.

"Material Adverse Effect" means (a) with respect to Seller, any change or effect (or aggregation of changes and effects) that is materially adverse to (i) the financial condition, operations, results of operations of the Seller's Business or (ii) the condition of the Acquired Assets, and (b) with respect to Buyer, any change or effect (or aggregation of changes and effects) that is materially adverse to the financial condition, operations or results of operations of the Buyer's business; provided, however that, with respect to each of Buyer and Seller, changes in general industry conditions or general economic conditions, and consequences of acts of war or terrorism (and, in any such case, which do not affect the Seller or Buyer, as the case may be, disproportionately as compared to other companies that compete with the Seller or Buyer, as the case may be) shall not be deemed to constitute a Material Adverse Effect.

"Ordinary Course of Business" means, with respect to actions and operations conducted by Seller, actions and operations that are (i) consistent with the past practices of Seller, (ii) taken in the ordinary course of the normal, day-to-day operations of Seller, (iii) not required to be authorized by the board of directors or other governing body of Seller, and (iv) similar in nature and magnitude to actions and operations customarily taken, without any authorization by the board of directors or other governing body of Seller, in the ordinary course of the normal, day-to-day operations of other companies that are of similar size and in the same line of business as Seller.

"Proceeding" means any action, arbitration, hearing, charge, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or involving, any arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

"Purchase Consideration" shall mean the purchase consideration set forth in Section 3.1 of this Agreement.

"Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group, acting in concert, or any person acting in a representative capacity.

"Software" means all executable code, object code and Source Code versions of software executing or operating any items or components of the Technologies, including all versions, whether current or past, thereof and all related user and programmer documentation, user, configuration, or installation manuals, specifications, flow charts, logic diagrams, bug reports and debugging reports, development records and version integrity and change management files, and including all graphic, video, audio or textual content in any of the foregoing.

"Source Code" means any embodiment of any of the Software in the form of a programming language that can be read by a suitably trained human programmer (as opposed to object or executable code or machine language), together with any programmer's comments maintained by Seller with its copies of the programming-language source code, and any linking, compiling and other instructions or documentation necessary to enable competent programming professionals to create executable code from the source code.

"Source Code License" means any contract or contractual provision (whether or not denominated a "license") that prescribes the terms, conditions and restrictions applicable to the possession and use of Source Code by a licensee of the Software to whom Source Code of any Software has been released.

"Specifications" means product designs, product packaging, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all Source Code and object code), firmware, development tools, flow charts, annotations, all databases and data collections and all rights therein, any other confidential and proprietary right or information, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how, and working papers concerning any component or item of the Technologies.

"Tax" means any tax for any period with any taxing authority (whether domestic or foreign).

"Technologies" means the devices, programs and applications described in Exhibit D attached hereto.

"Third Party Claim" has the meaning described in Section 9.6.

"Trademarks" means all versions of the marks listed in Exhibit E attached hereto, together with any other marks, whether or not registered, used by Seller as trademarks or service marks exclusively in connection with the Software or the Software Business, including any logos or other graphic representations thereof.

"Transactional Proposal" has the meaning described in Section 6.3.

2 ACQUISITION OF ASSETS AND LIABILITIES

2.1  Acquired Assets.  Subject to the terms and conditions set forth herein and to restrictions beyond Seller's control that may arise by operation of law, Seller shall as of the Closing Date sell, convey, transfer, assign and deliver to Buyer Parties (except for the Excluded Assets as defined in Section 2.2 below), and Buyer shall purchase, free and clear of all Liens,  all of Seller's rights, title and interest in and to all of the rights and assets owned by Seller and used or held for use in the operation of the Business, including without limitation, the following (collectively, the "Acquired Assets"):

2.1.1  All intangible assets relating to the operation of the Business, including, but not limited to, all Software; Intellectual Property and other proprietary rights in the Software; all rights in the Trademarks; all rights in any licenses held by Seller to Intellectual Property of third parties that is used as a component of the Software, or that is used as a Trademark; all the goodwill in or arising from the use of the Trademarks and the operation of the Business; originals of all Intellectual Property registration and licenses; and all telephone, telecopy, email listings and addresses and domain names of Seller

2.1.2  All rights under the Acquired Customer Contracts;

2.1.3  All rights under the Acquired Channel Partner Contracts;

2.1.4  All Competitive Restriction Rights of Seller;

2.1.5  All accounts receivable and other rights to payment from customers of Seller (including the full benefit of all security for such accounts or rights to payment) outstanding as of the Closing Date and in rising in respect of goods shipped or products sold or services rendered to customers of Seller in the Ordinary Course of Business;

2.1.6  All tangible personal property used or held for use in the operation of the Business, including, but not limited to, all furniture, machinery, office furnishings, equipment and equipment leasehold improvements, existing on the Closing Date, together with any express or implied warranties by the manufacturers, sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto;

2.1.7  All authorizations and licenses necessary to operate the Business; and

2.1.8  The Real Property Sublease, including any and all security and other deposits, advance rents and any other payments made thereunder prior to the Closing Date.

2.2  Excluded Assets.  Notwithstanding the terms of Section 2.1, the following assets shall be retained by Seller (collectively, the "Excluded Assets") and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

2.2.1  All rights to insurance proceeds under Seller's insurance policies to the extent that such proceeds relate to liabilities that are retained by the Seller;

2.2.2  All Tax refunds, credits, and loss carryovers from any taxing authority that currently belong to Seller or that may result from the future filing of Tax Returns by the Seller;

2.2.3  To the extent not required for the operation of the Business, Seller's minute books and related company records and accounting records (including ancillary records, paid invoices and work papers related thereto) (provided that Seller shall provide Buyer access to the foregoing records to the extent reasonably requested by Buyer);

2.2.4  The rights of Seller under this Agreement and the Ancillary Agreements.

2.3  Excluded Liabilities. Except as set forth in Section 2.4, Buyer shall not assume or become liable for (and nothing contained in this Agreement shall be construed as an assumption by Buyer of) the payment of any debts, liabilities, losses, Indebtedness, real or personal property leases or other liabilities or obligations of Seller (collectively, the "Excluded Liabilities"), whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, including, without limitation, any and all Liabilities arising from, or related to, the ownership, operation and maintenance of the Business or the Acquired Assets (including the Intellectual Property) prior to the Closing Date.  Seller shall be responsible for, and the Excluded Liabilities shall include all of the liabilities, obligations and undertakings of Seller not expressly assumed by Buyer pursuant to Section 2.4 hereof, and such liabilities, obligations and undertakings shall remain the sole liabilities, obligations and undertakings of Seller.

2.4  Acquired Liabilities.  As of the Closing Date, Buyer shall assume, pay, and perform in accordance with their terms the following liabilities of Seller:

2.4.1  All executory contracts to deliver services and products of the Business to Seller's End-User Customers that are due to be performed after the Closing Date;

2.4.2  All executory contracts to deliver services of the Business to Seller's Channel Partners that are due to be performed after the Closing Date;

3 CONSIDERATION AND DELIVERY

3.1  Purchase Consideration.  The "Purchase Consideration" shall mean one million (1,000,000) restricted shares (the "Acquisition Shares") of common stock, par value $.0001 per share, of Buyer Parent Company (the "WiFiMed Common Stock"), subject to adjustment in accordance with Section 3.5 below, payable to the Seller.  At the direction and choice of Seller, such Purchase Consideration shall be distributed to the Unit Holders and the Agents directly, rather that to Seller.

3.2   [Reserved]

3.3  Commissions.  In recognition and compensation for services rendered to Seller in this transaction, Buyer Parent Company shall deliver to each of the following individuals (each an "Agent" and collectively the "Agents") at the Closing Date certificates representing a total of one hundred thousand (100,000) restricted shares WifiMed Common Stock (the "Agent Shares") allocated as to each Agent as follows, provided that each Agent executes the Agent Acknowledgment and Agreement in the form attached hereto as Exhibit 1.7:

Mr. Stanley Hassan	33,333
Mr. Daniel Thomas	33,333
James H. Roache, Pharm.D.	33,334

3.4  Delivery of Certificates.  At Closing, Buyer Parent Company shall deliver to each of the Unit Holders, a legended stock certificate representing all of the Acquisition Shares to which such Unit Holder is entitled to pursuant to Schedule F of this Agreement, containing the legend set forth under Section 3.8.

3.5  Adjustments, Valuation.  On the 180th day following the Closing Date, WiFiMed Common Stock will be valued.  The value shall be deemed the weighted average of all sales of WiFiMed Common Stock (weighted for volume) on the OTCBB in the thirty business days immediately preceding the 180th day following the Closing.  If the value of a share of WiFiMed Common Stock under such valuation formula is less than one dollar, then, within 210 days after Closing, WiFiMed shall distribute to the Unit Holders additional shares of WiFiMed Common Stock equal to the difference between (A) 900,000 divided by the dollar share value and (B) 900,000, rounded to the nearest whole share, but not to exceed 900,000 shares.  For example, if the share value formula yields a share value of 82 cents, then WiFiMed shall distribute to Unit Holders, within 210 days after the date of Closing, an additional 197,561 shares of Parent Entity ([900,000/0.82] – 900,000 = 197,560.9).   The same share valuation formula (also calculated as of the 180th day following the date of Closing) shall be used for purposes of determining the number of shares of Parent Entity's Common Stock distributed to the Unit Holders after the expiration of the 12-month period specified in Section 9.10.  The formula for such payment shall be the quotient of an equation in which the dividend is (A) the difference between 100,000 and the dollar value of the sum of understated liabilities and overstated assets, and the divisor is (B) the dollar share value of Parent Entity's common stock pursuant to the formula (except that a value of "1" shall be used if the share value formula yields a share value equal to or greater than one dollar), rounded to the nearest whole share, but not to exceed 200,000.  For example, using the same share valuation of 82 cents, and assuming further that assets are overstated by $30,000 and liabilities understated by $25,000, then the shares distributed to the Unit Holders after the 12-month period would be [100,000 – 55,000] / 0.82 = 54,878 shares.  It is the intention of the parties to increase proportionately the number of shares if the value on the 180th day is less than $1.00 and to decrease proportionately the number of shares pursuant to Section 9.10.

3.6  Allocation.  Following the Closing, Buyer shall submit to Seller a proposed allocation of the Purchase Price (the "Allocation").  The Allocation shall be subject to Seller's reasonable approval, which approval cannot be unreasonably withheld or delayed, provided, that Seller shall respond to Buyer regarding such approval within fifteen (15) business days after receipt of the Allocation.  Upon Buyer's and Seller's agreement on the basis of the allocation and that they shall  not thereafter take a Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other Taxing Authority.

3.7  Manner of Sale.  The sale, conveyance, transfer, assignment and delivery of the Acquired Assets by Seller to Buyer shall be effected by the Bill of Sale and other deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form as Buyer or its counsel and Seller or its counsel mutually deem reasonably necessary or appropriate to transfer to the Buyer full legal and beneficial title to the Acquired Assets free and clear of any Liens.

3.8  Legending of Securities. The Acquisition Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof or Regulation D promulgated thereunder or other applicable exemptions, together with exemptions under applicable state securities laws. Seller understands and agrees that there will be placed on the Acquisition Shares a legend stating in substance the following (along with other appropriate language under applicable U.S., state and foreign securities laws):

The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered, sold, transferred or otherwise disposed of, unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from registration is available.

3.9  Agreement to Cooperate.  The parties agree to reasonably cooperate to ensure that (1) the Acquisition Shares are issued under available exemptions under applicable U.S., state and foreign securities laws and (2) the Contemplated Transaction shall constitute a valid, non-taxable Asset Reorganization.

4  REPRESENTATIONS BY SELLER

Seller represents and warrants to Buyer Parties as follows:

4.1  Organization and Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

4.2  Authority Relative to this Agreement.  Seller has the limited liability company power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered to Seller and has been duly authorized by all necessary limited liability company action on the part of Seller.  This Agreement constitutes, and upon execution of the Ancillary Agreements to which Seller is a party, such Ancillary Agreements will constitute, the valid and legally binding obligation of the Seller, enforceable according to their respective terms and conditions.

4.3  Financial Statements.  Seller has provided Buyer with financial statements, including balance sheets dated as of December 31, 2006 and as of December 12, 2007 (the "Balance Sheets"), statements of profit and loss from January 1, 2006 through December 31, 2006, and from January 1, 2007 through December 12, 2007 (the "P & L Statements"); and statements of equity accounts dated December 31, 2006 and December 12, 2007 (the "Statements of Equity", collectively with the Balance Sheets and the P & L Statements, the "Seller's Financial Statements").  To Seller's Knowledge, the Seller's Financial Statements are true and correct in all material respects, correctly reflecting all assets and all actual and contingent liabilities of Seller as of the respective dates thereof as required by GAAP, including full legally required provision or reserve for all Tax and social security contributions, have been prepared in accordance with GAAP throughout the periods involved and present fairly in all material respects the consolidated financial position, results of operations, the assets and liabilities, and equity accounts of Seller as of the dates and for the periods indicated therein, and correctly reflect and disclose all extraordinary items, all required by GAAP.  The Financial Statements have been prepared (a) from, and are in accordance with, the books and records of Seller and (b) in conformity with GAAP.

4.4  Litigation.  To Seller's Knowledge, there are no Proceedings pending or threatened against Seller, at law or in equity.  No judgment, award, or decree has been rendered against Seller that is still outstanding.  There is no action or suit by Seller pending or threatened against any other party, including, without limitation, any action brought by Seller to enforce any non-competition agreement.

4.5  Intellectual Property.  The Due Diligence Postings set forth a true, complete and accurate list of all U.S. and foreign (i) trademark registrations, trademark applications and Internet domain names and (ii) copyright and mask work registrations and copyright and mask work applications owned by Seller.  Seller has no patents, patent pending or patent applications.  Except as disclosed in its Due Diligence Postings, (i) Seller owns or has the right to use all Intellectual Property free and clear of all liens and restrictions and (ii) any Intellectual Property owned or used by Seller and, to Seller's Knowledge, any other Intellectual Property owned or used is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.  To the Seller's knowledge, the conduct of Seller's businesses as currently conducted does not misappropriate, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) or dilute any Intellectual Property rights owned or controlled by any third party.  The consummation of the Contemplated Transactions will not result in the loss or impairment of Buyer Parties' rights to own, use, or bring any action for the infringement of any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.  No current or former unit holder, member, manager, director, officer, employee, contractor or consultant of the Seller (or any of its predecessors in interest) will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Intellectual Property.

4.6  Outstanding Licenses.  To Seller's Knowledge and except as disclosed in its Due Diligence Postings or made in the Ordinary Course of Business of Seller, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property of any other person or entity.

4.7  Infringement.  To Seller's Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Seller and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by Seller.  Except as disclosed in its Due Diligence Postings, to Seller's Knowledge, the conduct of Seller's businesses as currently conducted does not misappropriate, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) or dilute any Intellectual Property rights owned or controlled by any third party.

4.8  Trade Secrets.  To Seller's Knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality and non-disclosure agreement.  To Seller's Knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

4.9  Liens for Taxes.  Seller has timely filed all tax returns that it was required to file.  All such tax returns were true, correct and complete in all material respects.  All taxes required by Law to be paid by Seller (whether or not shown on any tax return) have been paid, except for taxes that were legitimately and successfully disputed by Seller.  Seller is currently not the beneficiary of any extension of time within which to file any tax return.  There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any tax. No circumstances within the control of Seller exist that are reasonably likely to cause a tax authority to assess any additional taxes payable by Seller for any period for which tax returns have been filed by Seller and (i) no tax authority intend to issue such an assessment.

4.10  Audits.  To Seller's Knowledge there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to taxes or any tax returns of Seller now pending, and Seller has not received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to taxes or any tax returns.

4.11  Written Rulings.  Seller has not received any written ruling from any tax authority.

4.12  Tax Returns in Other Jurisdictions.  No jurisdiction where Seller does not file a tax return has made a claim in writing that Seller is required to file a tax return for such jurisdiction or that any taxes are due as a result of doing any business in such jurisdiction.

4.13  Federal Tax Return.  Seller has made available to the Buyer true and correct copies of the United States federal income tax return and any state, local or foreign tax return for its taxable years ended December 31, 2005 and 2006.

4.14  Accounts Receivable.  All accounts receivable of Seller, are valid and existing obligations of Seller; (i) have arisen from bona fide transactions during the Ordinary Course of Business consistent with past practices; (ii) are collected during and collectable during the Ordinary Course of Business; have been adequately reserved for on the Balance Sheets provided by Seller its Due Diligence Postings.

4.15  Consents, Notices and Approvals.  To Seller's Knowledge, except for shareholder approval of this Agreement (and except as may be indicated by Seller's Due Diligence Postings), no consent, approval, permit, waiver, authorization of or notice or filing with, any governmental authority is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements.

4.16  Assets.  Seller's Due Diligence Postings set forth a true, correct and complete list of all tangible assets, properties and rights owned, leased or licensed by Seller having a value in excess of $5,000.  All of the improvements, machinery and equipment currently used in connection with the businesses of Seller are in a condition sufficient to permit the operation and conduct of the businesses of Seller as presently conducted, ordinary wear and tear excepted.  All material assets, properties, interests and rights used or held for use in the conduct of the businesses of Seller (the "Business Assets") are owned, leased or licensed by Seller.  The Business Assets include all of the material assets, properties, interests and rights material to, or used for the conduct of the businesses of Seller as presently conducted.  Seller has such technology sufficient for the operations of its business as it is presently conducted.  Seller has the right to use all of the assets, properties, interests and rights used in the conduct of the businesses of Seller as presently conducted, notwithstanding any liens on such assets, properties, interests and rights.

4.17  Sufficiency of Assets.  The Acquired Assets include all of the material assets, properties, interests and rights material to, or used for the conduct of the Business of Seller as presently conducted.  Seller has such technology sufficient for the operations of its Business as it is presently conducted.  Seller has the right to use all of the assets, properties, interests and rights used in the conduct of the Business as presently conducted, notwithstanding any Asset Liens on such assets, properties, interests and rights.

4.18  No Impairment of other Obligations.  The Seller is not in violation or default of any provision of its Articles of Organization or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the Seller's knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Seller.  The execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Contemplated Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default (or an event which, with notice or lapse of time or both would constitute a default) under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any Lien, charge or encumbrance upon any assets of the Seller or the suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to the Seller, that materially affects its business as now conducted or proposed to be conducted immediately following the Closing, or its properties or its financial condition.

4.19  Agreements, Action.  The Seller has produced to WiFiMed its Material Contracts to which Seller is a party or by which it or its properties are bound, or pursuant to which it obtains benefits or incurs obligations in the conduct of its businesses. "Material Contracts" include:

4.19.1  Contracts for the purchase of goods by, or for the furnishing of services to, Seller that provide for, or could reasonably be expected to provide for, remaining payments by Seller in excess of $5,000 during the term of any such Contract;

4.19.2  Contracts between (x) Seller and (y) any of its affiliates, officers or directors (or any affiliates of any of the foregoing);

4.19.3  Contracts with any person containing any guaranties by, or residual obligations of, Seller;

4.19.4  any lease agreement between Seller and any person for leasing equipment, which has an aggregate rental value in excess of $5,000 during the term of the lease;

4.19.5  Contracts under which Seller provides consulting services to any person;

4.19.6  any employment, severance, non-competition, consulting or other Contracts with any current or former stockholder, director, officer, sales associate or employee of Seller;

4.19.7  joint venture, partnership, member, voting trust or other Contracts whereby Seller has agreed with any other Person (A) to enter into a joint business arrangement for profit or (B) to vote any shares of capital stock or other equity or beneficial interests in any other person in any particular manner;

4.19.8  Contracts entered into since December 31, 2005 providing for the acquisition or disposition of assets having a value in excess of $5,000, other than such acquisitions or dispositions in the ordinary course of business, consistent with past practice;

4.19.9  licenses and agreements relating to Intellectual Property (except with respect to readily available "off-the-shelf" or shrink-wrapped software having an acquisition price of less than $5,000);

4.19.10  Contracts for the lease of personal property to or from any person requiring payments in excess of $5,000;

4.19.11  Contracts requiring Seller to indemnify or hold harmless any person in respect of which the aggregate potential obligation could reasonably be expected to exceed $5,000;

4.19.12  Contracts contemplating the referral of any services to any person or to Seller, as the case may be, the performance of which involves consideration in excess of $5,000;

4.19.13  any Contracts (A) relating to indebtedness for borrowed money or other financing transactions or (B) restricting the ability of Seller to incur indebtedness for borrowed money or make any loan or advance or own, operate, sell, transfer, pledge or otherwise dispose of any assets;

4.19.14  Contracts under which any other person has directly or indirectly guaranteed any indebtedness, liability or obligation of Seller, or letter of credit issued to guarantee any obligation of Seller, or any vendor or customer of Seller;

4.19.15  mortgages, pledges, security agreements, deeds of trust or other documents granting a lien;

4.19.16  Contracts (A) providing for the payment of any bonus or commission based on sales or earnings or (B) providing for any bonus or other payment based on the sale of Seller or any portion thereof or any other change of control of Seller;

4.19.17  Contracts that provide for a payment, or that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered, upon a change of control of Seller;

4.19.18  Contracts with any governmental authority;

4.19.19  Contracts containing covenants which restrict Seller from engaging in any business or in any geographical area or containing any prohibition on the disclosure of confidential information in the possession of Seller or any exclusivity provision with respect to any business or geographic area; and

4.19.20  Any other material contracts not listed in subparagraphs (i) through (xix) above, whether or not in the ordinary course of business consistent with the past practice, made or entered into since December 31, 2003.

4.20  Enforceability of Material Contracts.  To the best of Seller's knowledge, each of the Material Contracts is in full force and effect and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To Seller's knowledge, each of the Material Contracts is a valid and binding obligation of the other parties thereto, enforceable against such other parties in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  With respect to the Material Contracts, no default or circumstances exist which, with the giving of notice or the passage of time, or both, would constitute a default by Seller or, to Seller's knowledge, by the other party or parties thereto.  None of the parties to any Material Contract has terminated such Material Contract, and Seller has not given oral or written notice of termination of any Material Contract or received oral or written notice of termination of any such Material Contract from any other party thereto, nor has Seller received any oral or written notice of any such party's intention to discontinue its business relationship with Seller or oral or written notice of such party's intention to reduce the volume of business it conducts with Seller under any of the Material Contracts.

4.21  Permits.  The Seller has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it and as to be conducted, the lack of which could materially affect the business, properties or financial condition of the Seller; and the Seller is not in default in any respect under any of such franchises, permits, licenses, or other similar authority.

4.22  No Extraordinary Dispositions.  Seller has made no disposition of its assets outside the ordinary course of business since January 1, 2007.  Moreover, Seller has made no allocation, award or other transfer of assets other than cash to Micro Technology Services, Inc. since January 1, 2007.

5 REPRESENTATIONS BY BUYER PARTIES

Buyer Parties represent and warrant to Seller as follows:

5.1  Organization and Qualification.  Buyer is a wholly-owned subsidiary of Buyer Parent Company.  Buyer Parent Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

5.2  Authority Relative to this Agreement.  Each of Buyer Parties has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements by Buyer Parties and the consummation by Buyer Parties of the Contemplated Transactions have been duly authorized by Buyer Parties, and no other corporate proceedings, including, without limitation, any authorization by the shareholders of Buyer Parent Company, or on the part of Buyer Parties are necessary to authorize this Agreement, the Ancillary Agreements or such transactions.  This Agreement and the Ancillary Agreements have each been duly executed and delivered by Buyer Parties and each such agreement constitutes a valid and binding obligation of each such entity, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.  Neither of the Buyer Parties is subject to, or obligated under, any provision of (a) its Articles of Incorporation, or its Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached, or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement or Ancillary Agreements and the consummation by it of the Contemplated Transactions.   Except for such filings to be made pursuant to corporate Law in order to effect the Acquisition Purchase and federal and state securities laws, which Buyer agrees to make, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Buyer Parties for the consummation by Buyer Parties of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.3  Validity of Stock.  The Acquisition Purchase Shares when issued shall: (i) be duly authorized, validly issued, fully paid and non-assessable and free of liens and encumbrances created by any person other than Buyer, and (ii) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under the Securities Act of 1933, as amended (the "Securities Act") and similar state securities Laws.

5.4  Financial Statements and SEC Filings.  All filings made with the Securities and Exchange Commission (the "SEC") from and after September 30, 2006, are available on the SEC's EDGAR database.  (All such reports are collectively referred to hereinafter as the "Buyer Parent Company SEC Reports")  Since September 30, 2006, Buyer Parent Company has duly filed all reports required to be filed by it with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended, and except as disclosed in writing to Seller prior to Closing, no such report, nor any report sent to Buyer Parent Company's shareholders generally at the date it was filed or sent, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.  The Buyer Parent Company SEC Reports were prepared in accordance with GAAP and present fairly the consolidated financial position, results of operations, and cash flows of Buyer Parent Company and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure.

5.5  Absence of Undisclosed Liabilities.  Except as and to the extent stated in the Buyer Parent Company SEC Reports or except as disclosed to Seller in writing prior to Closing, Buyer does not have any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, or otherwise) other than (i) liabilities incurred in the Ordinary Course of Business and (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business, which, in both subsections (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of Buyer.

5.6  Litigation.  Except as disclosed in writing to Seller prior to Closing or in the Buyer Parent Company SEC Reports, there are no Proceedings pending or threatened against the Buyer Parties at law or in equity.

5.7  No Liabilities of Buyer.  Except for its obligations under this Agreement, Buyer is not subject to any liabilities, obligations or claims, whether absolute or contingent, liquidated or unliquidated, known or unknown.  Buyer was formed solely for the purpose of consummating the Contemplated Transactions and has not engaged in any business or other activities for any other purpose.

5.8  Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Buyer Parties is required in connection with the consummation of the Contemplated Transactions except filings with the Secretary of State of Georgia, SEC and filings on Form 8-K.

5.9  Available Funds.  On the Closing Date, Buyer Parties will have sufficient funds on hand to enable them to consummate the Contemplated Transactions and to otherwise satisfy its obligations under this Agreement and the Ancillary Agreements.

5.10  Noncontravention.  The execution, delivery, and performance by Buyer Parties of this Agreement does not, and the execution, delivery, and performance by Buyer Parties of the Contemplated Transactions therein will not (i) violate any material Law, order, or decree to which Buyer Parties are subject or (ii) violate any material provision of the articles of incorporation, bylaws or other governing documents of Buyer Parties.

6  ADDITIONAL AGREEMENTS

6.1  Expenses.  Each of the Parties shall bear its own expenses in connection with this Agreement and the Contemplated Transactions herein.

6.2  Notification of Certain Matters.  Prior to and on the Closing Date, each of the Parties shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on the part of any Party contained in this Agreement to be untrue or inaccurate  in any material respect and (b) any failure of such party, or any officer, director, shareholder, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

6.3  No Solicitation.  Seller agrees that, prior to the Closing Date, it shall not, and shall not authorize or permit any of Seller's Unit Holders, members, managers, directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its Unit Holders, members, managers, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action.  "Transaction Proposal" shall mean any of the following (other than the transactions between Seller, Buyer Parties contemplated by this Agreement) involving Seller: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the assets of Seller, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of ten percent (10%) or more of the outstanding equity units of Seller; or (iv) any public announcement by Seller of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.4  Access to Information; Confidentiality.

6.4.1  The Seller and Buyer Parties have had the opportunity to make a complete due diligence review of the books, records, business and affairs of the other.

6.4.2  Each of the Parties agrees that all non-public information provided was treated as confidential, and if this Agreement is terminated, will return to the other party all confidential documents (and all copies thereof) in its possession, or will certify to the other that all such documents not returned have been destroyed.  Further, regardless of whether this Agreement is terminated, each party shall continue to hold all confidential information of the other in strictest confidence.  Non-public information shall not include any information which a party can demonstrate: (i) was already in such party's possession prior to negotiations related to this transaction; (ii) is or becomes publicly and openly known and in the public domain through no fault of such party; or (iii) is received by such party in a non-confidential manner from a third party having the right to disclose such information.

6.4.3  The members, Unit Holders, managers, directors and officers of Seller, and their immediate family members shall not make any transactions in securities of Buyer Parent Company while in possession of non-public information relating to Buyer Parent Company, without the prior authorization of counsel to Buyer Parent Company, as such transactions may violate the federal securities Laws and the regulations promulgated thereunder.

6.5  Conduct of Business Pending the Sale.  The Seller covenants and agrees that, prior to the Closing, unless Buyer Parent Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

6.5.1  the businesses of the Seller shall be conducted in the ordinary course, on an arm's length basis and in accordance in all material respects with all applicable laws, rules and regulations and past custom and practice; the Seller shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and the Seller shall use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

6.5.2  the Seller shall not, directly or indirectly, do or permit to occur any of the following:  (i) issue, sell, pledge, dispose of or encumber (A) any additional equity interests of, or any options, warrants, conversion privileges or rights of any kind to acquire any equity interests, or (B) any of its assets, except in the ordinary course of business; (ii) amend or propose to amend its Articles of Organization or Bylaws; (iii) split, combine or reclassify any outstanding equity interests, or declare, set aside or pay any dividend of other distribution with; (iv) redeem, purchase or acquire or offer to acquire any securities of the Seller; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vi) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (vii) make any investments other than short-term United States Treasury obligations or short-term certificates of deposit of a commercial bank or trust company; or (viii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section ___;

6.5.3  the Seller shall not, directly or indirectly, enter into or modify any contract, agreement or understanding, written or oral, that involves consideration or performance of the Seller of a value exceeding $5,000 or a term exceeding one year;

6.5.4  except as required by Law, the Seller shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, except pursuant to existing agreements;

6.5.5  the Seller shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director; and

6.5.6  the Seller (i) shall not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Closing; and (ii) shall notify Buyer Parent Company of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would reasonably be expected to be material, alone or in the aggregate, to the business, operations or financial condition of the Seller or to the Seller's ability to consummate the Contemplated Transactions.

6.6  Public Announcements.  Before issuing any press release or otherwise making any public statement with respect to the Acquisition Purchase, Buyer Parties and Seller will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

7  CONDITIONS TO OBLIGATIONS OF THE PARTIES TO EFFECT THE SALE

The respective obligations of the Parties to effect this Agreement and the Ancillary Agreements shall be subject to the fulfillment at or prior to the Closing of the following conditions:

7.1  There shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby;

7.2  Seller shall have obtained shareholder approval;

7.3  Buyer Parties shall have delivered to Seller (i) the Purchase Consideration set forth in Sections 3.1 and 3.2 above, and (ii) a duly authorized and executed Officer's Certificate in the form of Exhibit C;

7.4  Seller shall have delivered to Buyer (i) a duly authorized and executed Bill of Sale and (ii) a duly authorized and executed Officer's Certificate in the form of Exhibit B;

7.5  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parties and their counsel, and the Parties and their counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.6  Between the date hereof and the Closing Date, (i) there shall have been no material adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, the health of Ronald R. Barnett, business condition or prospects, or financing arrangements of the Seller, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Seller, (iii) none of the properties and assets of the Seller shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a material adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements of the Seller, (iv) there has been no material adverse change in the health of Ronald R. Barnett, and (v) the Seller shall have delivered to Buyer Parties a certificate dated as of the Closing Date to that effect.

8 CLOSING

8.1  Time and Place.  The closing of the Contemplated Transactions (the "Closing") shall take place subsequent to a meeting of the Unit Holders of Seller to approve this Agreement (the "Closing Date"), at the offices of Buyer Parties in Atlanta, Georgia or such other location agreed to by the Parties.  The Closing shall be effective as of 11:59 p.m. on the Closing Date, not later than March 10, 2008.

9  INDEMNITIES

9.1  Survival of Representations and Warranties.  All representations and warranties made by the Parties in this Agreement shall survive for twelve (12) months from the Closing Date of this Agreement and no claim for any breach thereof may be made unless notice thereof is given to the other party prior to such date; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 5.1 and 5.2 shall survive indefinitely and Sections 4.9, 4.10, 4.11. 4.12, 4.13, 4.15 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension of such statute of limitations).  Notwithstanding anything to the contrary contained herein, all representations and warranties which extend beyond the Closing shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given a claim notice prior to the date on which such representation or warranty expires.  Notwithstanding anything to the contrary contained in this Agreement, no investigation by a party shall effect the representations, warranties, covenants and agreements of the other parties under this Agreement or any certificate schedule, listing, exhibit, agreement, document or other writing delivered pursuant hereto in connection with the transactions contemplated hereby furnished or to be furnished to the other parties and such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that the other Party or Parties knew or should have known that any of the same is or might be inaccurate in any respect.

9.2  Seller's Agreement to Indemnify.  Seller shall indemnify Buyer Parties in the event that a third-party claim is made against Buyer Parties for liabilities retained by the Seller under this Agreement.

9.3  Seller's Breach of Warranty, Fraud.  Seller shall indemnify Buyer Parties and their former and current officers and directors for damages resulting from any fraud by Seller, including fraudulent warranties made by the Seller.

9.4  Buyer Parties' Agreement to Indemnify.  Buyer hereby agrees to indemnify Seller for any third-party claims brought against Seller for breaches by Buyer of its duties to End User Customers and Channel Partners.

9.5  Buyer Parties' Breach of Warranty, Fraud.  Buyer Parties shall indemnify Seller and its former and current officers and directors for damages resulting from Buyer Parties' fraud, including fraudulent warranties made by the Buyer Parties.

9.6  Indemnification Procedure.  Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, other than any claim discussed in Section 9.7 below, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim (a "Claim Notice") to the party (including each person who may be held jointly and severally liable with such person) from whom indemnification is sought (the "Indemnifying Party").  The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due.  A Claim Notice shall be conclusive against such Indemnifying Party in all respects 30 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a "Dispute Notice").  Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification.  Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days.  If a resolution is not reached within the 30-day period, either party may submit the dispute to arbitration in accordance with Section 11.5.  No claim for indemnification against any person who may be jointly and severally liable with an indemnifying Party shall be permitted unless and until such person has received a Claim Notice and a 30 day period in which to send a Dispute Notice.

9.7  Indemnification Procedure with Respect to Third Party Claims. The following provisions shall govern claims by third parties:

9.7.1  If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Indemnifying Party, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced;

9.7.2  The Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as:  (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties; (iv) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently;

9.7.3  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Subsection 9.6.2, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld);

9.7.4  If or to the extent that any of the conditions set forth in Subsection 9.6.2 is or becomes unsatisfied:  (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses); (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Section; and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

9.8  Satisfaction of Obligations.  Subject to the following sentence, if an Indemnifying Party becomes obligated to indemnify another Party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party within ten days following receipt by the Indemnifying Party of written demand from the Indemnified Party.  The Parties agree that except in case of fraud by the Seller,  that Buyer Parties' sole recourse for satisfaction of any indemnification claims shall be by asserting the claim against the Acquisition Shares if they are held by the Seller or the Sellers Unitholders; provided, however, that  if such shares have, in whole or in part, been sold or are otherwise unavailable for attachment, replevin or other means of return to the Buyer Parties, then Buyer Parties may have recourse for such satisfaction in damages in an amount up to the value of the Acquisition Shares according to the Adjustment Value as set forth in Section 3.5, against Unit Holders.

9.9  Basket of Losses.  In no event shall any Party be required to indemnify another Party for any losses relating to any matter subject to indemnification under this Agreement, unless and until such losses exceed in the aggregate $15,000 (the "Basket"), in which event all such losses shall be recoverable by the Indemnified Party.  The Basket shall not apply to any breach of this Agreement constituting fraud.

9.10  Satisfaction of Obligations.  The Parties agree that 100,000 of the Acquisition Shares (the "Escrow Shares") shall be placed in escrow for a period of twelve (12) months from the date of this Agreement.  Subject to the following sentence, if an Indemnifying Party becomes obligated to indemnify another Party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, subject to the limitations set forth in Section 9.9, the Indemnifying Party shall pay such amount to the Indemnified Party within ten days following receipt by the Indemnifying Party of written demand from the Indemnified Party.  Buyer Parties shall be obligated to satisfy any obligation pursuant to such claims for indemnification against the Seller by first asserting the claim against the Escrow Shares, which shall be valued at the Adjustment Value.

9.11  Exclusive Remedy.  Except in case of fraud or in cases of non-performance of Buyer Parties' duty to pay the Purchase Consideration, the rights and remedies provided for in this Agreement (including the rights to indemnification) shall be exclusive and no other rights and remedies that may exist at law or in equity may be asserted by Seller against the Buyer Parties or their directors, officers, employees and agents.

10  TERMINATION, AMENDMENT AND WAIVER

10.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

10.1.1  By mutual consent of duly authorized officers of Buyer Parties and Seller;

10.1.2  By either Seller or Buyer Parties if there is fraud with respect to a material representation made by the other Party in connection with this Agreement;

10.1.3  By either Buyer Parties or Seller if the Acquisition shall not have been consummated before March 10, 2008, or such later date as may be agreed upon by the parties;

Provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right shall be primarily attributable to a breach of warranty or to the fault of such party or to any affiliated party.

10.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of Buyer Parties, Seller, or their respective shareholders, officers or directors, except for liability arising from fraud or a willful breach of this Agreement.  The provisions of sections 6.3 and 6.4 shall survive termination.

10.3  Amendment.  This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

10.4  Waiver.  At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

11 GENERAL PROVISIONS

11.1  Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by recognized overnight courier service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

                If to Buyer Parties:

                Gregory D. Vacca
                Wifimed Holdings Company, Inc.
                2000 RiverEdge Parkway
                Suite GL 100A
                Atlanta, GA 30328

                With a copy to:

                Kane St. John
                Wifimed Holdings Company, Inc.
                2000 RiverEdge Parkway
                Suite GL 100A
                Atlanta, GA 30328

                If to Seller:

                Ronald R. Barnett
                34145 Pacific Coast Highway
                Suite 163
                Dana Point, CA 92629

                With a copy to:

                Stanley Hassan

11.2  Manner of Notice.  All such notices and other communications shall be deemed to have been duly given:  when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; the next business day, if by recognized overnight courier service; and when receipt acknowledged, if telecopied; provided, however, notice to a party's attorney shall not constitute notice to such party.

11.3  Interpretation and Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Articles, Sections and Subsections refer to articles, sections and subsections of this Agreement unless otherwise stated.  Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto).  As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.4  Severability.  The Provisions of this Agreement are severable.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

11.5  Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein):  (a) constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any Person other than the Parties (and, where specifically indicated, the Parties' unitholders, members, managers, officers, directors, employees and agents) any rights or remedies hereunder; and (c) shall not be assigned or transferred by operation of law or otherwise, except that this Agreement may be assigned by operation of law to any corporation with or into which Buyer may be merged.  This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

11.6  Arbitration and Choice of Law.  The Parties agree to the following arbitration and choice of law provisions:

11.6.1  The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within 30 days, Subsection 11.5.2 shall apply;

11.6.2  In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be resolved by binding arbitration to be held exclusively in Orange County, California and such arbitration shall be the Parties' exclusive remedy for actions sounding in damages.  Arbitration shall be conducted in accordance with the then-existing Commercial Dispute Resolution Procedures of the American Arbitration Association.  The arbitration shall be conducted by an arbitrator to be named by the Parties (the "Arbitrator").  Should the Parties fail to agree as to the appointment of such arbitrator, then the arbitrator shall be determined in accordance with the applicable rules of the American Arbitration Association.  The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing equitable or injunctive relief in a judicial forum to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm.  A request for such equitable or injunctive relief shall not waive this arbitration provision; and any fact found or claim resolved by the arbitrator prior to the issuance of any injunctive order or ruling shall be deemed to have preclusive effect in such proceeding for injunctive relief.

11.6.3  Except with respect to the references in this Agreement to the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Georgia without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Georgia to the rights and duties of the parties hereunder.

11.7  Effective Date.  The effective date of this contract shall be the later of the date of the last signature affixed to this Agreement below or the date on which approval of Seller's unitholders is obtained.

11.8  Signatures in Counterpart.  This Agreement may be signed in counterpart and facsimile signatures shall have the same effect as originals.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER PARTIES:

Cybermedx Medical Systems, Inc.

By: _______________________________
Name: Gregory D. Vacca
Title: CEO

WiFiMed Holdings Company, Inc.

By: ________________________________
Name: Gregory D. Vacca
Title: President and CEO

SELLER:	Cybermedx Medical Systems, LLC

By: ________________________________
Name: Ronald R. Barnett
Title: President

UNIT HOLDERS:

___________________________________
Ronald R. Barnett

___________________________________ Micro Technology Services, Inc.
By Fred Beckhausen, President

Exhibit A               BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Bill of Sale") is delivered as of February ___, 2008, by Cybermedx Medical Systems, LLC (the "Seller"), to Cybermedx Medical Systems, Inc., a Georgia Corporation (the "Buyer").  The Buyer and the Seller are referred to in this Bill of Sale individually as a "Party" and collectively, as the "Parties".  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the "Agreement" (defined below).

I.  The Parties have entered into an Asset Purchase Agreement (the "Agreement"), dated on or about February 20, 2008, pursuant to which the Seller has agreed to sell, transfer, assign, and deliver to the Buyer the Acquired Assets, and the Buyer has agreed to purchase and accept the Acquired Assets, subject to the terms and conditions of the Purchase Agreement.

II. The Agreement is in full force and effect and has not been terminated.

III.  In accordance with the Agreement, the Seller desires by this instrument to sell, transfer, assign and deliver to the Buyer all of the Acquired Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

1.  Conveyance.  The Seller hereby grants, bargains, transfers, sells, assigns and conveys to the Buyer, the Seller's entire right, title and interest in and to the Software, the Trademarks, and the other Acquired Assets, together with all options, rights, claims and privileges associated with the Acquired Assets.  With respect to documents conferring Competitive Restriction Rights, the Seller hereby conveys and assigns to Buyer all of Seller's Competitive Restriction Rights thereunder.

2.  The Agreement.  This Bill of Sale is subject in all respects to the terms of the Agreement, and all of the representations, warranties, covenants and agreements contained in the Agreement, all of which shall survive the execution and delivery of this Bill of Sale in accordance with the terms of the Agreement.  Nothing contained in this Bill of Sale shall be deemed to supersede, enlarge on or modify any of the obligations, agreements, covenants, or warranties of the Parties contained in the Agreement.

3.  Governing Law.  This Bill of Sale shall be governed and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be executed and delivered under seal as of the date first above written.

                                                                                THE SELLER:

                                                                                Cybermedx Medical Systems, LLC

                                                                By:  ____________________________________

                                                                Name:  Ronald R. Barnett
                                                                                Title:  President

                                                                THE BUYER:

                                                                Cybermedx Medical System, Inc.

                                                                By:  ______________________________________

                                                                Name:  Gregory D. Vacca
                                                                Title:  Chief Executive Officer

Exhibit B

OFFICER'S CERTIFICATE

February ____, 2008

I,                                       , do hereby certify that I am a duly appointed and qualified officer of Cybermedx Medical Systems, LLC ("Seller").

This Officer's Certificate has been prepared for and is to be delivered to WiFiMed Holdings Company, Inc. ("Buyer Parent Company"), in accordance with the Asset Purchase Agreement, dated as of February ___, 2008 (the "Agreement"), between Buyer and Seller.  The Agreement is in full force and effect and has not been terminated.

Capitalized terms appearing in this Officer's Certificate, but not otherwise defined, shall have the meanings ascribed to them in the Agreement.

I further certify that, as of the date of this Certificate:

1.  The representations and warranties of the Seller contained in Article 4 of the Agreement are true and correct as of the date of this Certificate.

2.  Each of the covenants and obligations of the Seller to be performed at or before the date of this Certificate pursuant to the terms of Articles 6 and 7 of the Agreement have been duly performed on or before the date of this Certificate.

3.  There shall have been no material adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of the Seller, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Seller, (iii) none of the properties and assets of the Seller shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a material adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements of the Seller; and (iv) there has been no material adverse change in the health of Ronald R. Barnett.

This Officer's Certificate is executed as of the date first written above.

                                                                                Cybermedx Medical Systems, LLC

                                                                                By: __________________________________

                                                                                Ronald R. Barnett, President

Exhibit C

OFFICER'S CERTIFICATE

February __, 2008

I, Gregory D. Vacca, do hereby certify that I am a duly appointed and qualified officer of WIFIMED HOLDINGS COMPANY, INC. ("Buyer Parent Company") and Cybermedx Medical Systems, Inc. ("Buyer").

This Officer's Certificate has been prepared for and is to be delivered Cybermedx Medical Systems, LLC ("Seller"), in accordance with the Asset Purchase Agreement, dated as of February __, 2008 (the "Agreement"), between Buyer and Seller.  The Agreement is in full force and effect and has not been terminated.

Capitalized terms appearing in this Officer's Certificate, but not otherwise defined, shall have the meanings given to them in the Agreement.

I further certify that, as of the date of this Certificate:

1.  The representations and warranties of the Buyer Parties contained in Article 5 of the Agreement are true and correct as of the date of this Certificate.

2.  Each of the covenants and obligations of the Buyer Parties to be performed at or before the date of this Certificate pursuant to the terms Articles 6 and 7 of the Agreement have been duly performed on or before the date of this Certificate.

This Officer's Certificate is executed as of the date first written above.

                                                                                WiFiMed Holdings Company, Inc. and

                                                                                Cybermedx Medical Systems, Inc.

                                                                                By: __________________________________

                                                                                Gregory D. Vacca, CEO
                                                                                of both Buyer Parent Company and Buyer